Ex. 10(1)

EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of June 27, 2005, by and between American International Group, Inc., a Delaware corporation (the “Company”), and Martin J. Sullivan (“Executive”).

          WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer pursuant to that certain employment letter dated as of March 16, 2005 (the “Employment Letter”); and

          WHEREAS, as of the date of this Agreement, the Company wishes to continue Executive’s employment as President and Chief Executive Officer under the terms of a new employment agreement on the terms set forth herein, which shall supersede the Employment Letter; and

          WHEREAS, Executive desires to enter into such agreement; and

          WHEREAS, Executive’s employment as the Company’s President and Chief Executive Officer is a promotion from his position with the Company prior to March 14, 2005, and the Board of Directors of the Company (the “Board”) has acknowledged that Executive has been performing his duties as President and Chief Executive Officer under conditions at the Company that are demanding both in terms of the time commitment required and the unique circumstances facing the Company as of the date of this Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

          1. Term of Employment. Subject to the provisions of Section 9 of this Agreement, this Agreement shall be effective for a term commencing as of March 14, 2005 (the “Effective Date”) and ending on the day immediately preceding the third anniversary of the Effective Date (the “Employment Term”).

          2. Position.

               (a) Executive shall serve as President and Chief Executive Officer of the Company. In such position, Executive shall have such duties and authority as are consistent therewith. Executive shall report to the Board.

               (b) During the Employment Term, Executive will devote his full business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Board; provided, that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable or not-for-profit organization or from managing his personal, financial and legal affairs; provided, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 11 of this Agreement in any material respect.

          3. Base Salary and Non-Variable Compensation.

               (a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $1,000,000, payable in regular installments in accordance with the Company’s usual payroll practices. The Base Salary shall be retroactive to the Effective Date. During the Employment Term, the Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary annually and may increase the Base Salary, and the term “Base Salary” shall refer to such increased amount.

               (b) Non-Variable Compensation. Executive shall receive an additional cash payment with respect to each of fiscal years 2005, 2006 and 2007, in addition to any other amounts described in this Agreement, in an amount equal to the excess, if any, of (i) $1,125,000 over (ii) the aggregate of all (A) supplemental quarterly interim cash bonuses in respect of the Company’s long-term compensation arrangements or otherwise paid in respect of the applicable fiscal year, which shall be paid consistent with past practice, (B) payments, if any, during the applicable fiscal year for service as a director of C.V. Starr & Co., Inc. (“Starr”) and Starr International Company, Inc. and (C) cash dividends received in respect of the fiscal year, or with respect to the prior fiscal year to the extent not previously taken into account in respect of this clause (C), on common and preferred stock of Starr held by Executive, which compensation shall be paid no later than March 31 of the fiscal year following each of fiscal years 2005, 2006 and 2007. This amount shall be payable in respect of fiscal year 2007 irrespective of the expiration of the Employment Term on the day immediately preceding the third anniversary of the Effective Date, if such amount has not been paid by such time.

          4. Bonuses.

               (a) Transition Bonus. The Company shall pay Executive a transition bonus, in cash, in an amount equal to $4,875,000 (the “Transition Bonus”), which shall be paid in four equal installments on, or as soon as reasonably practicable following, each of the following dates, whether or not Executive is employed by the Company on such dates, unless Executive’s employment has been terminated by the Company for “Cause” or by Executive without “Good Reason” (as such terms are defined below): (i) the date Executive and the Company sign this Agreement, and (ii) the last day of each of the second, third and fourth fiscal quarters of the Company in 2005. If Executive’s employment is terminated for any reason other than by the Company for Cause or by Executive without Good Reason before any payment date set forth in the preceding sentence, then, if necessary to avoid the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to any such unpaid portion of the Transition Bonus, Executive shall not receive any such amounts until the first scheduled payroll date that occurs more than six months following the date of termination of employment (the “First Payment Date”) and, on the First Payment Date, the Company will pay Executive an amount equal to the sum of all amounts that would have been payable following termination of employment in respect of the period preceding the First Payment Date but for the delay imposed on account of the aforementioned Section 409A.

               (b) Annual Bonus. Executive may receive an additional annual cash bonus in respect of each full or partial fiscal year of the Company during the Employment Term, as determined in the sole discretion of the Compensation Committee based on its assessment of Company and individual performance in relation to performance targets, a subjective evaluation of Executive’s performance and/or such other criteria as may be established by it (the “Annual Bonus”). Notwithstanding the foregoing, during the Employment Term, Executive shall be eligible, with respect to each of fiscal years 2006 and 2007, for an annual cash bonus based on the attainment of targets established by the Compensation Committee, which, together with the target value of any long-term or equity-based award in respect of such year (as described in Section 5), shall have a total target value of $12,875,000.

          5. Long-Term and Equity-Based Incentives. During the Employment Term, Executive shall be eligible to participate in any long-term incentive compensation plans or equity-based compensation plans maintained by the Company on such basis as may be determined by the Compensation Committee; provided that, as of a date that is not later than March 31, 2006, Executive shall be granted awards in respect of fiscal year 2005 having a value, determined at the date of grant, as reasonably determined by the Compensation Committee, of no less than the excess of (A) $8,000,000 over (B) the sum of (i) the grant date value (as reasonably determined by the Compensation Committee in the same manner) of Company stock options and other equity awards granted to Executive no later than December 31, 2005, in respect of fiscal year 2005, (ii) the annualized fiscal year 2005 grant value (as reasonably determined by the Compensation Committee) of any award made to Executive pursuant to a Company arrangement intended to be in lieu of Executive’s participation in the Starr International Company, Inc. Deferred Compensation Profit Participation Plan and (iii) the value (as reasonably determined by the Compensation Committee) of any additional shares of preferred stock awarded to Executive with respect to fiscal year 2005 by Starr and any growth in book value in respect of 2005 attributable to any common stock of Starr held by Executive. In the event that any shares pursuant to clause (iii) of the preceding sentence have not been awarded, or increase in book value determined, by Starr by March 31, 2006, the Company shall grant Executive a long-term or equity-based award having a value, as reasonably determined by the Compensation Committee, equal to the excess of (X) $8,000,000 over (Y) the value of the awards described in clauses (i) and (ii) of the preceding sentence. Notwithstanding anything to the contrary in this Section 5, during the Employment Term, Executive shall be eligible, with respect to each of fiscal years 2006 and 2007, for a long-term or equity-based award, which, together with any annual cash bonus target in respect of such year (as described in Section 4(b)), shall have a total target value (as reasonably determined by the Compensation Committee) of $12,875,000. The amount actually awarded in respect of 2006 and 2007 shall be offset by the value of (I) awards described in clause (B) of the first sentence of this Section 5, but substituting 2006 or 2007, as applicable, for 2005 in such clause and (II) any shares awarded, or increase in book value determined, in accordance with such clause (B) in respect of the applicable year but later than March 31 of the subsequent year.

          6. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than any severance or change-in-control plan) as in effect from time to time on the same basis as those benefits are generally made available to other senior executives of the Company.

          7. Vacation. Executive shall be entitled to four (4) weeks annual paid vacation in accordance with the vacation policy of the Company.

          8. Business Expenses and Perquisites.

               (a) Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

               (b) Perquisites. During the Employment Term, Executive shall be entitled to participate in all of the Company’s perquisite plans, programs and arrangements that are generally provided by the Company to other senior executives from time to time, including, without limitation, the provision of financial and tax planning assistance.

          9. Termination. Notwithstanding any other provision of the Agreement:

               (a) For Cause by the Company. The Employment Term, and Executive’s employment hereunder, may be terminated at any time by the Company for Cause upon delivery of a “Notice of Termination” (as defined in Section 9(f)) by the Company to Executive. For purposes of this Agreement, “Cause” shall mean, whether occurring prior to, or on or after the Effective Date, (i) Executive’s willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) for a period of 10 days after a written demand for substantial performance is delivered to Executive by the Board, which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, (ii) Executive’s willful malfeasance or willful misconduct that results in substantial damage to the Company, (iii) Executive’s willful and material violation of a material provision of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics, as such codes of conduct may be in effect from time to time, or other policies regarding behavior of employees, (iv) conviction of, or entry of a plea of guilty or no contest by Executive with respect to, a felony or any lesser crime of which fraud or dishonesty is a material element, (v) any willful failure by Executive to comply with a material provision of Section 11 of this Agreement, or (vi) Executive’s breach of Section 14 of this Agreement.

               For purposes of this provision, no act or failure to act on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a simple majority of the members of the Board (other than Executive, if he is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive, and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in clauses (i), (ii), (iii), (v) or (vi) above, and specifying the particulars thereof in detail; provided, that, no such resolution shall be required for any termination for Cause due to the conduct described in clause (iv) above.

               If Executive is terminated for Cause pursuant to this Section 9(a), he shall be entitled to receive only his Base Salary through the date of termination and reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the date of Executive’s termination, and he shall have no further rights to any compensation (including any Base Salary, Transition Bonus, Annual Bonus (including any Annual Bonus that has been declared but not yet paid), payments from the Company pursuant to Section 3(b) of this Agreement or any long-term or equity-based compensation awards) or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination of employment for Cause pursuant to this Section 9(a) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

               (b) Disability or Death. The Employment Term, and Executive’s employment hereunder, shall terminate immediately upon Executive’s death or following delivery of a Notice of Termination by the Company to Executive if Executive becomes physically or mentally incapacitated and is therefore unable for a period of ninety (90) consecutive days or one-hundred twenty (120) days during any consecutive six (6) month period to perform his duties with substantially the same level of quality as immediately prior to such incapacity (such incapacity is hereinafter referred to as “Disability”). Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive (i) his Base Salary through the last day of the payroll period during which such termination occurs; (ii) any declared but unpaid Annual Bonus for any fiscal year preceding the year in which the termination occurs; (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the date of Executive’s termination (the sum of (i), (ii) plus (iii), the “Accrued Obligations”); (iv) a pro rata portion of any Annual Bonus that Executive would have been entitled to receive pursuant to Section 4(b) of this Agreement with respect to the fiscal year of termination based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, and determined by using (X) the Transition Bonus, if such termination occurs during fiscal year 2005, and reducing the pro rata portion of the Transition Bonus by the aggregate amount of all installments of the Transition Bonus that have been paid through the date of termination, or (Y) Executive’s target Annual Bonus for the fiscal year of such termination, if such termination occurs following the end of fiscal year 2005 (the “Pro-Rata Bonus”), payable as soon as reasonably practicable following the date of Executive’s termination of employment, and (v) in the case of a termination due to Disability, continuation of the Base Salary in effect on the date of termination until the earlier of (A) the second anniversary of the date of termination, and (B) the date Executive is eligible to commence receiving payments under the Company’s long-term disability policy. Notwithstanding the foregoing, in the event of Executive’s termination of employment due to Disability, if necessary to avoid the application of Section 409A of the Code to the amounts payable pursuant to clauses (iv) and (v) of the preceding sentence, Executive shall not receive any such amounts until the First Payment Date and, on the First Payment Date, the Company will pay Executive an amount equal to the sum of all amounts that would have been payable in respect of the period preceding the First Payment Date but for the delay imposed on account of the aforementioned Section 409A. Executive or Executive’s estate (as the case may be) shall have no further rights to any compensation (including any Base Salary, Annual Bonus, payments under Section 3(b) of this Agreement or any long-term or equity-based compensation awards) or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive (or his estate, as the case may be) shall not participate in any severance plan, policy or program of the Company.

               (c) Without Cause by the Company or for Good Reason by Executive. The Employment Term, and Executive’s employment hereunder, may be terminated by the Company without Cause (other than by reason of Executive’s Disability) following the delivery by the Company of a Notice of Termination to Executive or by Executive for Good Reason following the delivery by Executive of a Notice of Termination to the Company. The expiration of the Employment Term on the date immediately preceding the third anniversary of the Effective Date shall not be considered a termination without Cause under this Agreement or otherwise result in the payment of severance or post-employment benefits pursuant to Section 9(c) of this Agreement if Executive is not otherwise terminated pursuant to Section 9(c) of this Agreement prior to such date. If Executive’s employment is terminated by the Company without Cause (other than by reason of Disability) or by Executive for Good Reason, Executive shall be entitled to receive:

                    (i) within five (5) business days following termination, a lump sum payment in an amount equal to the Accrued Obligations;

                    (ii) the Pro-Rata Bonus, payable as soon as reasonably practicable following the date of Executive’s termination of employment; provided, that, if necessary to avoid the application of Section 409A of the Code to the Pro Rata Bonus, Executive shall not receive any such Pro Rata Bonus installment until the First Payment Date;

                    (iii) subject to Executive’s continued compliance with Section 11 of this Agreement, an amount equal to the greater of (A) $15,000,000, and (B) an amount equal to the sum of (I) three times the Base Salary (at the rate in effect immediately prior to termination) and (II) three times the actual Annual Bonus paid with respect to the preceding fiscal year (any such amount shall be referred to in this Agreement as the “Severance”); provided that, for purposes of this sentence, an Annual Bonus shall be deemed to be “paid” at the time that Executive receives an amount in respect thereof at the time that Annual Bonuses are paid to other senior executives of the Company. The Severance shall be payable in equal installments (each, a “Severance Installment”) over the twelve (12) month period (eighteen (18) month period in the event of a termination by Executive for Good Reason based on the circumstances described in clause (iv) or clause (v) under the definition of Good Reason in this Section 9(c)) commencing with the second of the Company’s standard payroll dates falling after such termination; provided, however, that, if necessary to avoid the application of Section 409A of the Code to the Severance, Executive shall not receive any installment payment until the First Payment Date, and, on the First Payment Date, the Company will pay Executive an amount equal to the sum of all Severance Installments that would have been payable in respect of the period preceding the First Payment Date but for the delay imposed on account of the aforementioned Section 409A;

                    (iv) continued health and life insurance benefits for Executive and his spouse and dependents, if any, for a thirty six (36) month period following the date of Executive’s termination of employment, on the same basis as such benefits are provided from time to time to actively employed senior executives of the Company; provided, that the Company’s obligation to provide such health and life insurance benefits shall cease with respect to such benefits at the time Executive becomes eligible for such benefits from another employer;

                    (v) three years of additional service credit and credit for three years of additional age under the Company’s employee pension plans, except for under any plan that is qualified or intended to be qualified under the provisions of Section 401 of the Code, for purposes of benefit accrual, matching contributions, vesting and eligibility for retirement. For the avoidance of doubt, no amounts provided in Section 9(c)(ii) or (iii) of this Agreement shall be included in such calculation, and Executive shall not be entitled to receive any payments pursuant to any non-qualified pension plan of the Company until expiration of the thirty six (36) month period following the Executive’s termination of employment under this Section 9(c); and

                    (vi) if, as of the date of such termination, (a) Executive is not eligible to participate in any retiree medical or life insurance program of the Company and (b) Executive would have at least 10 years of service with the Company and reached at least age 55 if credited with three years of additional age and service, then the Company shall purchase for Executive a medical and/or life insurance policy, as applicable, that provides coverage that is as comparable as is commercially available to the coverage under the retiree medical and/or retiree life insurance program of the Company, as applicable, as in effect as of the date of Executive’s termination of employment. For the avoidance of doubt, nothing in this Section 9(c)(vi) shall provide Executive with any extra age or service credit for purposes of eligibility or for any other purpose under any retiree medical or life insurance program of the Company.

          Notwithstanding anything to the contrary in this Agreement, no further payments or benefits shall be due under this Section 9(c) if, at any time after Executive’s employment is terminated pursuant to this Section 9(c) and prior to the time when any payment is made or benefit provided pursuant to this Section 9(c), the Board determines, in accordance with the procedures set forth in Section 9(a) of this Agreement, that grounds existed, on or prior to the date of termination of Executive’s employment with the Company, including prior to the Effective Date, for the Company to terminate Executive’s employment for Cause; provided, however, that, Executive shall in all events be entitled to receive his Base Salary through the date of termination and reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the date of Executive’s termination.

          Executive shall have no rights to any further compensation (including any Base Salary, Annual Bonus, payments under Section 3(b) of this Agreement or any long-term or equity-based compensation awards) or any other benefits under this Agreement. All other benefits, if any, due Executive following a termination pursuant to this Section 9(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company. Executive and the Company acknowledge that any payments and benefits provided to Executive under clauses (ii) through (vi) of this Section 9(c) relate solely to services rendered by Executive to the Company on and after the Effective Date.

For purposes of this Agreement, “Good Reason” means:

                    (i) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s current position(s), duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur pursuant to this clause (i) solely on account of the Company no longer being a publicly traded entity or on account of any change to Executive’s duties as a result of his physical or mental incapacity;

                    (ii) a material and adverse change in Executive’s titles or offices (including his position as President and Chief Executive Officer) with the Company; provided, however, that Good Reason shall not be deemed to occur pursuant to this clause (ii) on account of any change to Executive’s titles or offices as a result of his physical or mental incapacity;

                    (iii) any material breach of this Agreement by the Company;

                    (iv) the failure of the Compensation Committee to adopt, by December 31, 2005 (or such later date mutually agreed by Executive and the Compensation Committee), an incentive compensation program in respect of each of the 2006 and 2007 fiscal years setting forth target awards that are, in the aggregate, no less than $12,875,000 and, as and if appropriate to the award type, performance metrics and payout schedules for earning target, above-target, or below-target award amounts;

                    (v) within 30 days following notice by the Compensation Committee to Executive of adoption of an incentive compensation program in respect of each of the 2006 and 2007 fiscal years, Executive’s written notification to the Compensation Committee that such program is not acceptable to Executive;

                    (vi) any failure of the shareholders to re-elect Executive as a member of the Board or any failure of the Board to re-nominate Executive for election to the Board;

                    (vii) any failure of the Board to consult with Executive prior to appointing a Chairman of the Board to replace the member of the Board holding such position on the Effective Date; or

                    (viii) the relocation of Executive’s primary office to a location that is more than thirty five (35) miles from both of (A) the Company’s headquarters in New York, New York, unless such office is moved closer to Executive’s primary residence at the time of such relocation, and (B) Executive’s residence at the time of such relocation;

provided that, a termination by Executive with Good Reason shall be effective only if, within thirty (30) days following Executive’s first becoming aware of the circumstances giving rise to Good Reason, Executive delivers a Notice of Termination for Good Reason by Executive to the Company, and the Company within thirty (30) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.

               (d) Termination by Executive without Good Reason. The Employment Term, and Executive’s employment hereunder, may be terminated by Executive without Good Reason following the delivery of a Notice of Termination to the Company. Upon a termination by Executive pursuant to this Section 9(d), Executive shall be entitled to his Base Salary through the date of such termination and reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the date of Executive’s termination, and he shall have no rights to any further compensation (including any Base Salary, Transition Bonus, Annual Bonus, payments under Section 3(b) of this Agreement or any long-term or equity-based compensation awards) or any other benefits under this Agreement. All other benefits, if any, due Executive following termination pursuant to this Section 9(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

               (e) Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments and benefits to which Executive is entitled under Section 9(b) or Section 9(c) of this Agreement are conditional upon and subject to Executive’s execution of a general release and waiver, substantially in the form attached as Exhibit A hereto, of all claims Executive may have against the Company and its directors, officers and affiliates, except as to matters covered by provisions of this Agreement that expressly survive the termination of this Agreement.

               (f) Notice of Termination. Any purported termination of employment by the Company or Executive, other than any termination due to Executive’s death, shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 15(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The date of termination of Executive’s employment shall be the date so stated in the Notice of Termination, which date, in the event of a termination by Executive pursuant to

Section 9(d), shall be no less than sixty (60) days following the delivery of a Notice of Termination; provided, however, that in the case of a termination for Cause by the Company, the date of termination shall be the date the Notice of Termination is delivered in accordance with Section 15(i).

               (g) Continuation of Employment; Termination On or After Expiration of Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by Executive or the Company. The expiration of the Employment Term on the date immediately preceding the third anniversary of the Effective Date shall not be cause for the payment of severance or post-employment benefits pursuant to this Agreement if Executive is not otherwise terminated pursuant to Section 9 of this Agreement prior to such date.

          10. Certain Additional Payments by the Company.

               (a) If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement of the Company, including without limitation any restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (b) Subject to the provisions of Section 10(f) of this Agreement, all determinations required to be made under this Section 10, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) chosen by the Company. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within fifteen (15) calendar days after the date of the event giving rise to the Payment or the date of Executive’s termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive within five (5) business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 10(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five (5) business days after receipt of such determination and calculations.

               (c) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 10(b) of this Agreement.

               (d) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and, at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service (the “IRS”) and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will, within five (5) business days pay to the Company the amount of such reduction.

               (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 10(b) and Section 10(d) of this Agreement will be borne by the Company and paid as incurred. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five (5) business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

               (f) Executive will notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (x) the expiration of the thirty (30) calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                    (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                    (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                    (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                    (iv) permit the Company to participate in any proceedings relating to such claim;

          provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 10(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 10(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

               (g) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company’s complying with the requirements of

Section 10(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 10.

               (h) If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that any Gross-Up Payments and/or advances and/or Underpayments and/or any other amounts paid or made by the Company pursuant to this Section 10 were not necessary to accomplish the purpose of this Section 10, the Executive shall promptly cooperate with the Company to correct such overpayments (by way of assigning any refund to the Company as provided herein, by direct repayment or otherwise) in a manner consistent with the purpose of this Section 10, which is to protect the Executive by making him whole, but not more than whole, on an after-tax basis, from the application of the Excise Tax.

          11. Restrictive Covenants.

               (a) Non-Competition/Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and controlled affiliates and accordingly agrees as follows:

                    (i) While employed by the Company and for a period of twelve (12) months (eighteen (18) months in the event of a termination by Executive for Good Reason based on the circumstances described in clause (iv) or clause (v) under the definition of Good Reason in Section 9(c) of this Agreement) following the date Executive ceases to be employed by the Company, if such termination occurs during the Employment Term (the “Restricted Period”), Executive will not directly or indirectly, (w) engage in any “Competitive Business” (defined below) for Executive’s own account, (x) enter the employ of, or render any services to, any person engaged in any Competitive Business, (y) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (z) interfere with business relationships (whether formed before or after the Effective Date) between the Company and customers or suppliers of, or consultants to, the Company.

                    (ii) For purposes of this Section 11, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which the Company does business: (A) the property and casualty insurance business, including commercial insurance, business insurance, personal insurance and specialty insurance; (B) the life and accident and health insurance business; (C) the underwriting, reinsurance, marketing or sale of

(but not brokerage of) (y) any form of insurance of any kind that the Company as of such date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, a “Company Insurance Product”), or (z) any other form of insurance that is marketed or sold in competition with any Company Insurance Product; (D) retirement services and mutual funds services; or (E) any other business that as of such date is a direct and material competitor of one of the Company’s principal businesses.

                    (iii) For purposes of this Section 11, the Company shall be construed to include the Company and its subsidiaries and controlled affiliates.

                    (iv) Notwithstanding anything to the contrary in the Agreement, Executive may (A) directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (x) is not a controlling person of, or a member of a group which controls, such person and (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person, and (B) during the portion of the Restricted Period following termination of Executive’s employment, be employed by or provide services to, any private equity firm or hedge fund, so long as Executive has no participation whatsoever in any fund invested in any business described in clauses (A) through (C) of Section 11(a)(ii) of this Agreement.

                    (v) During the Restricted Period, Executive will not, directly or indirectly, without the Company’s written consent, solicit or encourage to cease to work with the Company any person who holds a position that is designated as a “senior partner” or “partner” for purposes of eligibility to participate in any deferred compensation profit participation program of the Company (or any similar designation in any successor or substitute plan or program (each, a “DCPPP Senior Partner or Partner”), any employee holding the title of Vice President or higher of the Company or any business unit of the Company, or any employee designated by the Company as a “core employee” or a similar designation (a “Key Employee”) or any consultant whose primary business activity consists of providing services to the Company (“Key Consultant”) or who was a Key Employee of or Key Consultant then under contract with the Company within the six (6) month period preceding such activity. In addition, during the Restricted Period, Executive will not, without the Company’s written consent, directly or indirectly hire any person who is or who was, within the six (6) month period preceding such activity, a DCPPP Senior Partner or Partner.

                    (vi) Executive understands that the provisions of this Section 11(a) may limit his ability to earn a livelihood in a business similar to the business of the Company but he nevertheless agrees and hereby acknowledges that (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (B) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (C) such provisions are not harmful to the general public and (D) such provisions are not unduly burdensome to Executive. In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Section 11(a) otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

                    (vii) It is expressly understood and agreed that, although Executive and the Company consider the restrictions contained in this Section 11(a) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 11(a) or elsewhere in this Agreement is an unenforceable restriction against Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

          (b) Nondisparagement. Executive agrees (whether during or after Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the officers, directors or managers of the Company other than to the extent reasonably necessary in order to (i) assert a bona fide claim against the Company arising out of Executive’s employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding. The Company agrees to instruct its directors and executives not to (whether during or after Executive’s employment with the Company) issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about Executive other than to the extent reasonably necessary in order to (i) assert a bona fide claim against Executive arising out of Executive’s employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

          (c) Code of Conduct. Executive agrees to abide by the terms of the Company’s Code of Conduct or The Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics.

          (d) Confidentiality/Company Property. Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below) except while employed by the Company, in furtherance of the business of and for the benefit of the Company, or any “Personal Information” (as defined below); provided that Executive may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. For purposes of this Section 11(d),

(i) “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information relating to the business of the Company or its affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof) and (ii) “Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of the Company. Upon termination of Executive’s employment with the Company, Executive shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information.

               (e) Developments. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by Executive alone or with others, and in any way relating to the business or any proposed business of the Company of which Executive has been made aware, or the products or services of the Company of which Executive has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employment Term (“Developments”), shall be the sole and exclusive property of the Company. Executive agrees to, and hereby does, assign to the Company, without any further consideration, all of Executive’s right, title and interest throughout the world in and to all Developments. Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and Executive hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights Executive may have in any such Development to the extent that it might not be considered a work made for hire. Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

               (f) Cooperation. During the Employment Term and at any time thereafter, Executive agrees to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation. The Company agrees to cooperate with the Executive in the same manner as described above.

          12. Enforcement. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 11(a), (b), (d) and (e) of this Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to Executive pursuant to Section 9 of this Agreement upon a determination by the Board that Executive has violated any provision of Section 11 (a), (b), (d), (e) or (f) of this Agreement, subject to payment of all such amounts upon a final determination, in accordance with the dispute resolution mechanism contained in Section 15 of this Agreement, that Executive had not violated Section 11 (a), (b), (d), (e) or (f) of this Agreement.

          13. Indemnification. At all times during and after the Employment Term, the Company shall indemnify Executive to the fullest extent permitted by the law of the state of the Company’s incorporation for all actions or omissions taken or made by Executive (whether before or after the date of this Agreement) in his service to the Company or its affiliated entities for which Executive has performed or does perform services at the request of the Company, including, to the fullest extent allowed by law, the advancement to Executive of all reasonable attorneys’ costs and expenses incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company, within twenty (20) calendar days after receipt by the Company of a written request from Executive for such advance. Executive’s request for advancement of attorneys’ costs and expenses pursuant to the preceding sentence shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined pursuant to Section 15(b) of the Agreement that Executive is not entitled to be indemnified against such costs and expenses. Executive shall have the benefit of continuing directors’ and officers’ insurance coverage at levels no less favorable than those in effect from time to time for members of the Board and other members of the Company’s senior management.

          14. Executive Representation and Warranty. Executive hereby represents and warrants that, as of the date of this Agreement, during Executive’s period of employment with the Company, Executive has not willfully or grossly negligently breached Executive’s duties as an employee, officer or director of the Company, has not committed fraud, embezzlement or any other similar dishonest conduct in the course of his employment and has not willfully violated any material provision of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics. As used in this Section 14, the term “willfully” shall be subject to the same limitations as the term “willful” in Section 9(a) of this Agreement.

          15. Miscellaneous.

               (a) No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

               (b) Arbitration. Except as provided in Section 11 of this Agreement, any dispute between the parties to this Agreement in connection with, arising out of or asserting breach of this Agreement or any statutory or common law claim by Executive relating to

Executive’s employment under this Agreement or rights under this Agreement (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration. Such dispute shall be submitted to arbitration in New York, New York, before a panel of three neutral arbitrators in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

               (c) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK.

               (d) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company, and, without limiting the effect of the foregoing, specifically supersedes the Employment Letter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto. Sections 3, 5, 9, 10, 11, 12, 13 and 15 of this Agreement shall survive the termination of Executive’s employment with the Company, to the extent specifically stated therein.

               (e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

               (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

               (g) Successors.

                    (i) This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

                    (ii) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, unless such assumption occurs by operation of law. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

               (h) Dispute Resolution Costs; Legal Fees. In the event of any contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, the Company shall reimburse 100% of Executive’s reasonable legal fees if Executive substantially prevails in such contest or dispute. The costs of any arbitration pursuant to Section 15(b) (including the fees and cost of the arbitrators) shall be paid by the Company.

               (i) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to Executive, to the address as shall most currently appear on the records of the Company

With a copy to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, NY 10019
          Attn: Adam Chinn, Esq.
          Fax: 212-403-2000

If to the Company, to:

          American International Group, Inc.
          70 Pine Street
          New York, NY 10270
          Fax: 212-770-1584
          Attn: General Counsel

With a copy to:

          Paul, Weiss, Rifkind, Wharton & Garrison LLP
          1285 Avenue of the Americas
          New York, New York 10019-6064
          Attn: Michael J. Segal, Esq.
          Fax: 212-757-3990

               (j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

               (k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Martin J. Sullivan

Martin J. Sullivan

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Kathleen E. Shannon

Name: Kathleen E. Shannon
Title: Senior Vice President, Secretary and Deputy
General Counsel

EXHIBIT A

RELEASE OF CLAIMS

1. Release of Claims

          In partial consideration of the payments and benefits described in Section 9 of the employment agreement (the “Employment Agreement”), effective March 14, 2005, by and between Martin J. Sullivan (“Executive”) and American International Group, Inc. (the “Company”), to which Executive agrees Executive is not entitled until and unless he executes this Release, Executive, for and on behalf of himself and his heirs and assigns, subject to the following two sentences hereof, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), subsidiaries, successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to the right to enforce the Employment Agreement (the “Unreleased Claims”). Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy.

2. Proceedings

          Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing

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this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3. Time to Consider

          Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4. Revocation

          Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 9 of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5. No Admission

          This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

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6. General Provisions

          A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7. Governing Law

          The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.

          IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below.

DATE	Martin J. Sullivan